Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of November, 2010, by and between J.G. Wentworth, LLC, a Delaware limited liability company (the “Company”), and David Miller (the “Executive”).

WHEREAS, the Company desires that the Executive serve as Chief Executive Officer of the Company and a member of the Board of Directors (the “Company Board”) of the Company, and the Executive desires to hold such positions under the terms and conditions of this Agreement; and

WHEREAS, the Company Board has approved and authorized the Company to enter into this Agreement with the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

2. Term. Subject to earlier termination pursuant to Section 10 hereof, the term of employment by the Company of the Executive pursuant to this Agreement (as the same may be extended or earlier terminated, the “Term”) shall commence and become effective as of November 1, 2010 (the “Effective Date”), and terminate on the second anniversary of the Effective Date, if not earlier terminated pursuant to the terms of this Agreement; provided, however, that on the first anniversary of the Effective Date and on each subsequent anniversary thereof, the Term shall automatically be extended for (1) additional year unless, not later than ninety (90) days prior to such anniversary date, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

3. Position. During the Term, the Executive shall serve as the Chief Executive Officer of the Company, and perform such other duties as the Company Board shall determine.

4. Duties. During the Term, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company, except during vacations or for illness or incapacity in accordance with Section 7 hereof.

5. Salary and Bonus.

(a) During the Term, the Company shall pay to the Executive a base salary at the rate of $450,000 per year (as the same may be increased, the “Base Salary”), payable to the Executive in substantially equal installments in accordance with the Company’s normal payroll practices.

(b) In addition to the Base Salary, during the Term, the Executive shall be eligible to receive an annual target bonus of 100% (with a maximum payout of 200%) of the Executive’s applicable Base Salary for such year. The annual bonus shall be paid by the Company pursuant to the terms of the Company’s Executive Bonus Plan, as the same may be amended from time to time. Payment of the annual performance bonus will be dependent on the Executive having met the performance objectives established by the Company Board. For the avoidance of doubt, the Executive shall be entitled to receive his bonus if and only if the Company meets the requirements of the Company’s bonus program for the applicable fiscal year.

6. Equity Compensation. The Executive shall be eligible to participate in the Company’s employee equity compensation plan.

7. Vacation, Holidays and Sick Leave. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company’s standard policies for its senior executive officers, which policies shall provide the Executive with benefits no less favorable than those provided to any other senior executive officer of the Company.

8. Business Expenses. The Executive shall be reimbursed for all reasonable and necessary business expenses incurred by him in connection with his employment, including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code of 1986, as amended (the “Code”), and in accordance with the Company’s normal expense reimbursement policies. Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code, as amended and the rules and regulations thereunder (“Section 409A”): (1) the amount of expenses eligible for reimbursement or in-kind benefits provided under this Agreement during a calendar year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, and (2) the right to reimbursement or in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit.

9. Health and Welfare Benefits. During the Term, the Executive shall be entitled to enjoy similar fringe benefits to those offered to the Company’s similarly situated senior executive officers as described in Exhibit B. In furtherance of the foregoing, during the Term, the Executive and eligible members of his family shall be eligible to participate fully in all (i) health and dental benefits and insurance programs, (ii) life insurance and short- and long-term disability benefits and other insurance programs and (iii) retirement benefits, all as available to senior executive officers of the Company generally.

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10. Termination of Agreement. The employment by the Company of the Executive pursuant to this Agreement shall not be terminated prior to the end of the Term, except as set forth in this Section 10.

(a) By Mutual Consent. The employment by the Company of the Executive pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.

(b) Death. The employment by the Company of the Executive pursuant to this Agreement shall be terminated upon the death of the Executive, in which event the Executive’s spouse or heirs shall receive (i) the Executive’s Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the Executive’s Base Salary and health and welfare benefits pursuant to Section 9 hereof to be paid or provided to the Executive under this Agreement for twelve (12) months following the Date of Termination and (iii) a payment equal to the pro rated bonus for the year in which the Date of Termination occurs, which bonus shall be paid when, as and if bonuses are paid to other senior executives of the Company with respect to such year.

(c) Disability. The employment by the Company of the Executive pursuant to this Agreement may be terminated by written notice to the Executive at the option of the Company in the event that the Executive becomes unable to perform his normal duties by reason of physical or mental illness or accident for a period of forty-five (45) consecutive Business Days or for more than ninety (90) Business Days in any twelve (12) month period. In the event the employment by the Company of the Executive is terminated pursuant to this Section 10(c), the Executive shall as of such date resign from all of his positions, duties and authorities hereunder, the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and the Executive shall receive the Base Salary and health and welfare benefits pursuant to Section 9 hereof to be paid or provided to the Executive under this Agreement for twelve (12) months following the Date of Termination; provided, however, that amounts payable to the Executive under this Section 10(c) shall be reduced by the proceeds of any short- and/or long-term disability payments under the Company plans referred to in Section 9 hereof to which the Executive may be entitled during such period.

(d) By the Company for Cause. The employment of the Executive pursuant to this Agreement may be terminated by the Company by written notice to the Executive (“Notice of Termination”) for Cause. In the event the employment by the Company of the Executive is terminated pursuant to this Section 10(d), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and no more.

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(e) By the Company Without Cause. The employment by the Company of the Executive pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination to the Executive. In the event the employment by the Company of the Executive is terminated pursuant to this Section 10(e), the Executive shall be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the Base Salary and health and welfare benefits pursuant to Section 9 hereof to be paid or provided to the Executive under this Agreement for twelve (12) months following the Date of Termination and (iii) a payment equal to the pro rated bonus for the year in which the Date of Termination occurs, which bonus shall be paid when, as and if bonuses are paid to other senior executives of the Company with respect to such year.

(f) By the Executive Without Good Reason. The employment of the Executive by the Company pursuant to this Agreement may be terminated without Good Reason by the Executive at any time by delivery to the Company of written notice of resignation (“Notice of Resignation”). In the event the employment by the Company of the Executive is terminated pursuant to this Section 10(f), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and no more.

(g) By the Executive for Good Reason. The employment of the Executive by the Company pursuant to this Agreement may be terminated by the Executive at any time for Good Reason by delivery to the Company of a Notice of Resignation. In the event the employment by the Company of the Executive is terminated pursuant to this Section 10(g), the Executive shall be entitled to receive the same Base Salary, health and welfare benefits payable or to be provided to the Executive as if the Executive were terminated by the Company without Cause pursuant to Section 10(e) of this Agreement.

(h) Date of Termination. During the Term, the Executive’s Date of Termination shall be: (i) if the parties hereto mutually agree to terminate this Agreement pursuant to Section 10(a) hereof, the date designated by the parties in such agreement; (ii) if the Executive’s employment by the Company is terminated pursuant to Section 10(b), the date of the Executive’s death; (iii) if the Executive’s employment by the Company is terminated pursuant to Section 10(c), the last day of the applicable forty-five (45) Business Day or ninety (90) Business Day period referred to in Section 10(c); (iv) if the Executive’s employment by the Company is terminated pursuant to Section 10(d), the date on which a Notice of Termination is given; or (v) if the Executive’s employment by the Company is terminated pursuant to Section 10(e), 10(f) or 10(g), the date that is sixty (60) days following the date of the Notice of Termination or Notice of Resignation, as the case may be, is given (provided, that the Company, in its sole discretion, may waive all or any part of such sixty (60) day period).

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(i) Conditions to Payment. All payments and benefits due to the Executive under this Section 10 are subject to, and contingent upon, the execution and delivery by the Executive (or his beneficiary or estate) of a release of claims against the Company and its affiliates substantially in the form attached hereto as Exhibit A, with such changes therein or modifications thereto as the Company may reasonably request at or prior to the Date of Termination. The payments due to the Executive under this Section 10 shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates and shall be made in accordance with the Company’s normal practices and policies. All payments of Base Salary made to the Executive in accordance with this Section 10 shall be paid by the Company in equal monthly installments.

(j) Section 409A. Notwithstanding the foregoing, if any amount to be paid to Executive pursuant to this Section 10 is subject to Section 409A of the Code, and if the Executive is a “Specified Employee” (as defined under Section 409A) as of the date of Executive’s termination of employment hereunder, then the payment of benefits, if any, scheduled to be paid by the Company to Executive hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day following the six-month anniversary of Executive’s termination of employment for any reason other than death.

11. Representations.

(a) The Company represents and warrants that this Agreement has been authorized by all necessary action of the Company, corporate or otherwise, and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement and that this Agreement is a valid and binding agreement of the Executive enforceable against the Executive in accordance with its terms.

12. Successors. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

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13. Non-Competition Covenants.

(a) The Executive will not, (i) during the Term of the employment and (ii) for a period of one (1) year following the Date of Termination (such period, the “Restricted Period”) do any of the following directly or indirectly within the continental United States, without the prior written consent of the Company:

(1) engage or participate in any business activity competitive with the business of the Company or its subsidiaries or affiliates;

(2) become interested in (as owner, stockholder, lender, partner, member, coventurer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is competitive with the business of the Company or its subsidiaries or affiliates. Notwithstanding the foregoing, nothing herein shall prevent the purchase or ownership by the Executive of less than five percent (5%) of the outstanding equity securities of any class of securities of a company that is registered under Section 12 of the Securities Exchange Act of 1934, as amended;

(3) except for the furtherance of the interests of the Company or its subsidiaries, solicit or call on, either directly or indirectly, in connection with any business which is competitive with the business of the Company or its subsidiaries, any (i) customer or prospective customer with whom the Company or its subsidiaries shall have dealt during the twelve (12) months prior to termination or (ii) supplier or prospective supplier with whom the Company or its subsidiaries shall have dealt with during the twelve (12) months prior to termination;

(4) except for the furtherance of the interests of the Company or its subsidiaries, influence or attempt to influence any vendor, customer or prospective customer of the Company or its subsidiaries to terminate or modify any written or oral agreement or course of dealing with the Company or its subsidiaries; or

(5) except for the furtherance of the interests of the Company or its subsidiaries, influence or attempt to influence any person to either (i) terminate or modify employment, consulting, agency or other arrangements with the Company or its subsidiaries or (ii) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company or its subsidiaries as an employee, consultant or agent of the Company or its subsidiaries in the business at any time during the six (6) month period immediately preceding the Date of Termination.

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(b) The Executive acknowledges and agrees that the restrictions contained in the foregoing covenants are necessary to protect legitimate interests of the Company and acknowledges that remedies for damages in the event of their violation or potential violation would be inadequate. Accordingly, the Executive agrees that the Company will be entitled to injunctive relief in the event of any violation by him or her of any provisions of this Section 13. Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies that the Company may have. The period of time during which the provisions of this Section 13 will be in effect shall be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction where the injunctive relief is sought.

(c) If any provision of this Section 13 shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision and to reform the terms thereof in order to render it valid and enforceable.

14. Nondisclosure. The Executive agrees not to use or disclose at any time, except with the prior written consent of the Company, any proprietary, trade secret or confidential information relating to the business of the Company or its subsidiaries, including, without limitation, information relating to formulas, designs, processes, suppliers, machines, compositions, improvements, inventions, operations, manufacturing, processing, marketing, distributing, selling, cost and pricing data, master files or customer lists utilized by the Company or its subsidiaries and all other similar information material to the conduct of the business of the Company or any of its subsidiaries, which is not presently generally known to the public and which is or was obtained or acquired by the Executive while an employee of the Company or its subsidiaries; provided, however, that this provision shall not preclude the Executive from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order the Executive will give the Company three (3) Business Days’ written notice (or, if disclosure is required to be made in less than three (3) Business Days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.

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15. Inventions. The Executive hereby sells, transfers and assigns to the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during his employment by the Company which directly relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under development by the Company, or which otherwise directly relate or pertain to the business, functions or operations of the Company or which arise from the efforts of the Executive during the course of his employment with the Company (the “Inventions”). The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the Inventions. The Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any Invention relating to the business of the Company and disclosed or utilized by the Executive within one (1) year following the Date of Termination shall be deemed to fall within the provisions of this paragraph.

16. Acknowledgment. The Executive agrees that the restrictions contained in Sections 13, 14 and 15 hereof are a material inducement to the willingness the Company to enter into this Agreement and are an essential element of the compensation the Executive is granted hereunder and, but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

17. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Company not set forth herein with regard to the subject matter or effect of this Agreement or otherwise.

18. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

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19. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service,(iii) mailed postage prepaid by first class mail or (iv) transmitted by facsimile transmitted to the party concerned at the address or telecopier number set forth below:

To the Executive at:

David Miller

with a copy to:

David B. Pudlin

Hangley Aronchick Segal & Pudlin

One Logan Square, 27th Floor

18th and Cherry St

Philadelphia, PA 19103

Fax: (215) 568-0300

DPudlin@hangley.com

To the Company at:

J.G. Wentworth, Inc.

c/o JLL Partners

450 Lexington Avenue, 31st Floor

New York, New York 10017

Attention: Frank Rodriguez

Fax: (212) 286-8626

Email: f.rodriguez@jllpartners.com

and

J.G. Wentworth, Inc.

40 Morris Avenue

Bryn Mawr, PA 19010

Fax: (484) 434-2371

Attention:     Linda Morris, Esq.,

General Counsel

Email:          lmorris@jgwentworth.com

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with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899-0636

Attention: Robert B. Pincus, Esq.

Steven J. Daniels, Esq.

Fax: (302) 651-3001

Email:        Bob.Pincus@skadden.com

        Steven.Daniels@skadden.com

Such notices shall be effective: (i) in the case of hand deliveries when received; (ii) in the case of an overnight delivery service, on the next Business Day after being placed in the possession of such delivery service, with delivery charges prepaid; (iii) in the case of mail, five (5) Business Days after deposit in the postal system, first class mail, postage prepaid; and (iv) in the case of facsimile notices, when electronic confirmation of receipt is received by the sender. Any party may change its address and telecopy number by written notice to the other given in accordance with this Section 19; provided, however, that such change shall be effective when received.

20. Severability. If any provision or clause of this Agreement or the application of any such provision or clause to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision or clause to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision or clause hereof shall be validated and shall be enforced to the fullest extent permitted by law.

21. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

22. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

23. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

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24. Withholding. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

25. Definitions.

(a) “Business Day” means any day that banks are opened for business in the State of Delaware, other than a Saturday or Sunday.

(b) “Cause” means the determination, in good faith, by the Company Board, after notice to the Executive and, if capable of being cured, a reasonable opportunity to cure, that one or more of the following events has occurred: (i) the willful failure of the Executive to perform his material duties with the Company which duties are commensurate with those of the position for which the Executive is then employed; (ii) any failure to follow the express instructions of the Board of Directors of the Company; (iii) any material violation of the policies of the Company as set forth in a written code of conduct or similar document; (iv) any act of gross negligence, fraud or willful misconduct by the Executive materially injuring the interest, business or reputation of the Company, or any of its parents, subsidiaries or affiliates; (v) the Executive’s commission of any felony or any crime involving moral turpitude; (vi) any misappropriation or embezzlement of the property of the Company, or any of its parents, subsidiaries or affiliates; or (vii) any material breach by the Executive of this Agreement, including, without limitation, a material breach of Sections 13, 14 and 15 hereof.

(c) “Good Reason” means the occurrence of any of following events or conditions during the Term unless Executive has expressly consented in writing thereto or unless the event is remedied by the Company or its successor promptly after receipt of notice thereof given by the Executive: (i) removal of Executive from Executive’s position as Chief Executive Officer; (ii) material reduction of Executive’s duties or responsibilities or the assignment to Executive of duties materially inconsistent with the position of Chief Executive Officer, including requiring the Executive to report to anyone other than the Board or any committee thereof; (iii) reduction of Executive’s Base Salary as then in effect; (iv) the Company requiring the Executive to be based at a location more than forty (40) miles from the existing location; or (v) any material breach of this Agreement by the Company, which after notice by the Executive is not cured within thirty (30) days thereafter.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first above written.

J.G. WENTWORTH, LLC.
By:	/s/ Illegible
Name:
Title:

EXECUTIVE

/s/ David Miller
David Miller

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EXHIBIT A

RELEASE

This RELEASE (this “Release”) is made and entered into by David Miller (the “Executive”) as of the [__] day of [_____], 201[_]. Reference is made to that certain Employment Agreement, dated as of November 1, 2010 (the “Employment Agreement”), by and between J.G. Wentworth, LLC, a Delaware limited liability company (the “Company”), and the Executive. In consideration of the mutual covenants and agreements set forth in the Employment Agreement, and in consideration of the payments to be made by the Company to the Executive pursuant to Section 10 thereof, on behalf of himself and his assigns, heirs, beneficiaries, creditors, representatives, agents and affiliates (collectively, the “Releasing Parties”), the Executive hereby fully, finally and irrevocably releases, acquits and forever discharges the Company, and its current or former officers, managers, members, trustees, representatives, employees, principals, agents, affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, proceedings, covenants, judgments, accounts, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the date of this Agreement against the Released Parties, or any of them, including, which relate to or arise out of the Employment Agreement or the Executive’s or such Releasing Party’s prior relationship with the Company; provided, however, that the foregoing release shall not affect the Executive’s rights under that certain Indemnification Agreement, dated as of September 17, 2009, as the same may be amended from time to time, between the Executive and the Company.

[SIGNATURE PAGE FOLLOWS]

A-1

IN WITNESS WHEREOF, the undersigned has duly executed this Release as of the date first written above.

David Miller

Acknowledged and agreed
as of the [__] day of [_____], 201[_]

By:
Name:
Title:

A-2

EXHIBIT B

Employer Provided Automobile

During the Term, the Company shall pay the Executive $1,500/month towards the cost of leasing an automobile of the Executive’s choice, which amount shall increase annually by the Consumer Price Index.

Employer Provided Life Insurance

During the Term, the Company shall pay the Executive $35,000/year for the purchase of life insurance of the Executive’s choice.

Employer Provided Club Memberships

During the Term, the Company shall pay the Executive $1,000/month for the Membership(s) of the Executive’s choice.

B-1

Exhibit 10.8

ATTORNEY WORK PRODUCT
PRIVILEGED AND CONFIDENTIAL

- DRAFT DATED 2/14/13

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is effective as of the 11 day of March, 2013, by and between J.G. Wentworth, LLC, a Delaware limited liability company (the “Employer” or the “Company”), and David Miller (the “Executive”).

WHEREAS, the Employer and the Executive desire to amend certain provisions of the Employment Agreement, dated as of November 1, 2010, between the Employer and the Executive (the “Employment Agreement”), as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. All capitalized terms used herein and not otherwise defined in this Amendment shall have the respective meanings assigned to such terms in the Employment Agreement.

2. Section 10(b)(ii) of the Employment Agreement, Section 10(e)(ii) of the Employment Agreement and the last sentence of Section 10(c) of the Employment Agreement shall each be amended by replacing the phrase “twelve (12) months following the Date of Termination” with the phrase “twenty four (24) months following the Date of Termination”.

3. This Amendment shall be deemed effective and in full force and effect upon the execution and delivery of this Amendment by each of the Employer and the Executive.

4. Except to the extent specifically amended hereby, the terms, provisions and conditions of the Employment Agreement shall remain unmodified and in full force and effect in all other respects.

5. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment, in each case, as of the day and year first above written.

COMPANY

J.G. Wentworth, LLC
By:	/s/ Illegible

Title:

EXECUTIVE:

/s/ David Miller
David Miller

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